Exhibit 99.1

EVERI HOLDINGS APPOINTS EILEEN RANEY TO BOARD OF DIRECTORS

LAS VEGAS,  NV, March 1, 2016 - Everi Holdings Inc. (NYSE:EVRI)  (“Everi” or the “Company”) announced today that the Company’s Board of Directors (the “Board”) has appointed Eileen F. Raney to the Board effective February 25, 2016.  Ms. Raney, who the Board believes satisfies the criteria as an independent director for the purposes of New York Stock Exchange rules, was also appointed to serve as a member of the Audit Committee (and determined to be an Audit Committee Financial Expert), Nominating and Corporate Governance Committee, and Compensation Committee of the Board.  Her appointment expands the size of the Board to six members.

Ms. Raney served in a number of positions at Deloitte & Touche USA from 1998 to 2007.  She began her career with Deloitte in the Integrated Health Group as Western Regional Leader and National Co-Leader and then as National Global Leader between 1998 and 2000. She also served as a member of the Board of Directors and Global E-Business Leader of Human Capital at Deloitte between 2000 and 2003. From 2003 to 2007, she served as National Managing Principal, Research & Development and as a member of the firm’s Executive Committee from 2003 to 2007.  She has served as an Advisory Board Member at Fino Consulting since 2015 and served as a member of the Board of SHFL Entertainment from 2011 to 2013 including on the Board’s Audit, Compensation and Governance Committees. Ms. Raney also serves as Vice Chair of the Board of Governors and Chair of the Audit and Finance Committee of the University Medical Center of Southern Nevada since 2014 and as a member of the Advisory Board for the UNLV Libraries since 2010 and served as a member of the Board of Directors and the Board’s Finance Committee at the Nevada Health Centers from 2013 to 2015.

“We are delighted to welcome Eileen to Everi and believe her financial expertise and distinguished record of board service make her an ideal addition to the Company’s Board of Directors,” said E. Miles Kilburn, Chairman of the Board of Everi.  “In addition, Eileen’s board experience within the gaming industry will serve the Company well particularly as we seek to further grow and cultivate a strong Games business.  We look forward to benefiting from her counsel and expertise as we execute on our strategy to be a full service casino gaming equipment and payments solutions provider.”

About the Company

Everi Holdings is dedicated to providing video and mechanical reel gaming content and technology solutions, integrated gaming payments solutions and compliance and efficiency software. The Company’s Games business provides: (a) comprehensive content, electronic gaming units and systems for Native American and commercial casinos, including the award winning TournEvent® slot tournament solution; and (b) the central determinant system for the video lottery terminals installed at racetracks in the State of New York. The Company’s Payments business provides: (a) access to cash at gaming facilities via Automated Teller Machine cash withdrawals, credit card cash access transactions, point of sale debit card transactions, and check verification and warranty services; (b) fully integrated gaming industry kiosks that provide cash access and related services; (c) products and services that improve credit decision making, automate cashier operations and enhance patron marketing activities for gaming establishments; (d) compliance, audit and data solutions; and (e) online payment processing solutions for gaming operators in states that offer intrastate, Internet-based gaming and lottery activities.

Contacts

Investor Relations

Richard Land, James Leahy

JCIR

212-835-8500 or evri@jcir.com